Exhibit B

SHAREHOLDER VOTING AGREEMENT

SHAREHOLDER VOTING AGREEMENT, dated as of September 12, 2005 (this “Agreement”), by and among Wachovia Corporation, a North Carolina corporation (the “Purchaser”), the Persons listed on the signature pages hereof under the heading “Shareholders” (each, a “Shareholder” and, collectively, the “Shareholders”) and Ernest S. Rady. The Purchaser, the Shareholders and Ernest S. Rady are sometimes collectively referred to herein as the “parties”.

W I T N E S S E T H :

WHEREAS, Westcorp is a corporation organized under the laws of the State of California (the “Company”). Each Shareholder owns shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), including those set forth opposite such Shareholder’s name on Schedule A hereto (such shares listed on Schedule A being collectively referred to as the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser, the Company, Western Financial Bank, a federal savings bank and a subsidiary of the Company, and WFS Financial Inc, a corporation organized under the laws of the State of California and an indirect subsidiary of the Company (“WFS”), are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, amended, supplemented or restated, the “Merger Agreement”) providing for the merger of the Company with and into the Purchaser (the “Merger”), upon the terms and subject to the conditions set forth therein (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement); and

WHEREAS, as a condition to entering into the Merger Agreement, the Purchaser has required that the Shareholders enter into this Agreement, and the Shareholders desire to enter into this Agreement to induce the Purchaser to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Covenants of Each Shareholder. Until the termination of this Agreement in accordance with Section 8, each Shareholder, severally and not jointly, agrees as follows:

(a) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

(b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, such Shareholder shall vote (or cause to be voted)

its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal, and (ii) any amendment of the Company’s articles of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock.

(c) Except as provided in the following sentence of this Section 1(c), such Shareholder agrees not to, directly or indirectly, (i) sell, transfer, assign, grant a participation interest in, option pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”) or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement and other than pursuant to pledge and similar agreements entered into in the ordinary course of business, or (ii) grant any proxies, or proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares, other than pursuant to this Agreement. Notwithstanding the foregoing, such Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 1(c)) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to the Purchaser, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Person who becomes a Shareholder hereunder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any charitable organization described in Section 170(c) of the U.S. Internal Revenue Code of 1986, as amended, (D) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A), (B) or (C), (E) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (F) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(d) Subject to the terms of Section 2, such Shareholder shall not, directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any Person (other than the Purchaser or any Affiliate of the Purchaser) with respect to the Company that constitutes an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any Person acting on behalf of such Shareholder to do any of the foregoing, and such Shareholder shall not, alone or together with any other Person, make an Acquisition Proposal. If such Shareholder receives any inquiry or proposal regarding any Acquisition Proposal, such Shareholder shall promptly inform the Purchaser of such inquiry or proposal and the details thereof.

(e) Subject to the terms of Section 2, Ernest S. Rady and each Shareholder further agree not to commit or agree to take any action inconsistent with the foregoing.

2. Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer and nothing herein shall affect the ability of any Person to take action on behalf of the Company or any Subsidiary in its capacity as either a director or officer of the Company or any Subsidiary thereof that is permissible under applicable law and not otherwise prohibited under the Merger Agreement or as such director in its capacity as such may reasonably determine to be otherwise necessary to comply with its fiduciary duties as a director of the Company or any Subsidiary thereof, whether or not such actions are consistent with the obligations of such Person under this Agreement. Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder’s Subject Shares.

3. Representations and Warranties of Each Shareholder. Each Shareholder, severally and not jointly, represents and warrants to the Purchaser as follows:

(a) Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s property or assets, which would adversely affect such Shareholder’s ability to perform any of its obligations hereunder.

(c) Such Shareholder is the record and beneficial owner of the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto and at the time of any vote or consent pursuant to Section 1(a) or (b), the Subject Shares will be free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. Except for this Agreement and other than pledge and similar agreements entered into in the ordinary course of business, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to Transfer, or cause to be Transferred, any of the Subject Shares, and (ii) no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d) Such Shareholder understands and acknowledges that the Purchaser is entering into, and causing the Merger Sub to enter into, the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

(e) The Shareholder hereby waives, and agrees not to assert or perfect, any dissenters’ rights and any similar rights that it may have by virtue of the Shareholder’s ownership of any shares of WFS common stock with respect to the Subsidiary Merger.

4. Representations and Warranties of Ernest S. Rady. Ernest S. Rady hereby represents and warrants to the Purchaser that Ernest S. Rady has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Ernest S. Rady and constitutes a valid and binding obligation of Ernest S. Rady enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Ernest S. Rady or to Ernest S. Rady’s property or assets which would adversely affect Ernest S. Rady’s ability to perform any of its obligations hereunder.

5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to each Shareholder and Ernest S. Rady that the Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the articles of incorporation or bylaws of the Purchaser or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or to the Purchaser’s property or assets, which would adversely affect the Purchaser’s ability to perform any of its obligations hereunder.

6. Shareholder Representative.

(a) Each Shareholder hereby designates and appoints (and each permitted Transferee of each such Shareholder is hereby deemed to have so designated and appointed) Ernest S. Rady (the “Shareholder Representative”), as its attorney-in-fact with full power of substitution, to serve as the representative of such Shareholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such Shareholder (including the voting of the Subject Shares in accordance with Sections 1(a) and 1(b)), and hereby acknowledges that the Shareholder Representative shall be authorized to take any action so required, authorized or contemplated by this Agreement. Each such Shareholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest. Each such Shareholder hereby authorizes (and each such Permitted Transferee of such Shareholder shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Shareholder pursuant to this Agreement, except for notices and actions taken by the Shareholder Representative. The Purchaser is and will be entitled to rely on any action so taken or any notice given by the Shareholder Representative and is and will be entitled and authorized to give notices only to the Shareholder Representative for any notice contemplated by this Agreement to be given to any such Shareholder. A successor to the Shareholder Representative may be chosen by a majority in interest of the Shareholders; provided, that notice thereof is given by the new Shareholder Representative to the Purchaser.

(b) Notwithstanding the generality of Section 6(a), each Shareholder hereby constitutes and appoints the Shareholder Representative, with full power of substitution, as the proxy pursuant to the provisions of Section 705 of the California Corporations Code and attorney of such Shareholder, and hereby authorizes and empowers the Shareholder Representative to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Shareholder regarding the matters referred to in Sections 1(a), 1(b) and 1(c) until the termination of this Agreement, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Shareholder regarding the matters referred to in Sections 1(a) and 1(b).

7. Specific Performance. Ernest S. Rady and each Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Shareholder or Ernest S. Rady, as applicable, contained in this Agreement relate to special, unique and extraordinary matters, (ii) the Purchaser is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause the Purchaser irreparable injury for which adequate remedies are not available at law. Therefore, Ernest S. Rady and each Shareholder agrees that the Purchaser shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Ernest S. Rady or such Shareholder, as the case may be, from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Purchaser may have.

8. Termination. This Agreement shall terminate upon the earliest to occur of (A) the Company Effective Time, (B) the date of the termination of the Merger Agreement or (C) at any time upon notice by the Purchaser to the Shareholder Representative. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

9. Entire Agreement. This Agreement, including the Schedules hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof.

10. Amendments; Waivers; Remedies. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Purchaser, the Shareholders Representative and Ernest S. Rady. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought; provided, that the Shareholder Representative’s authority under Section 6 hereof shall include the authority to agree to any such waiver, discharge or termination on behalf of any Shareholder. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

12. Assignment. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 1(c) shall, upon the delivery of the documents contemplated by Section 1(c), become a “Shareholder” and (ii) the Purchaser may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to the Merger Sub or any direct or indirect wholly owned subsidiary of the Purchaser. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California, without regard to the conflicts of laws provisions thereof.

14. Jurisdiction; Waiver of Venue. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of California or the United States District Court for the Central District of California (each, a “Designated Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Designated Court, and any claim that any such action or proceeding brought in any Designated Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Designated Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Designated Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

15. Notices. All notices, consents, requests, instructions, approvals and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)	If to the Purchaser, to:

Wachovia Corporation

301 South College Street

Charlotte, NC 28288-0013

Attention: Mark C. Treanor, Esq., Senior Executive Vice President,

General Counsel and Secretary

Facsimile: (704) 374–3425

Telephone No.: (704) 374-6375

With a copy to:

Alston & Bird LLP

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004

Attention: David E. Brown, Jr.

Facsimile No.: (202) 654-4945

Telephone No.: (202) 756-3345

(b)	If to Ernest S. Rady or any Shareholder, to:

11455 El Camino Real, Suite 200

San Diego, CA 92130-2045

Attention: Ernest S. Rady

Facsimile No.: (858) 350-2620

Telephone No.: (858) 350-2600

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attention: Alison S. Ressler

Facsimile No.: (310) 712-8800

Telephone No.: (310) 712-6600

16. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement by the parties hereto, and may be used in lieu of the original signature pages to this Agreement for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

WACHOVIA CORPORATION

By:	/s/ Robert P. Kelly
Name:	Robert P. Kelly
Title:	Senior Executive Vice President

SHAREHOLDER REPRESENTATIVE:

The undersigned hereby (i) acknowledges and accepts his appointment as Shareholder Representative pursuant to Section 6(a) and the grant of the proxy referred to in Section 6(b), and (ii) agrees and confirms that he will vote all Subject Shares in accordance with Sections 1(a) and 1(b):

/s/ Ernest S. Rady
ERNEST S. RADY

ERNEST S. RADY:

/s/ Ernest S. Rady

SHAREHOLDERS:

AMERICAN ASSETS, INC.

/s/ Ernest S. Rady
Name:	Ernest S. Rady
Title:	President

ERNEST S. RADY TRUST

/s/ Ernest S. Rady
Name:	Ernest S. Rady, Trustee

Schedule A

Shareholder	Subject Shares
American Assets, Inc.	16,583,089

Ernest S. Rady Trust	4,307,169

Total	20,890,258